UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                        NATURE'S SUNSHINE PRODUCTS, INC.
                                (Name of Issuer)

                         Common Stock, without par value
                         (Title of Class of Securities)

                                   639027 10 1
                                 (CUSIP Number)

                                   May 7, 1998
             (Date of Event which Requires filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[x]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  639027 10 1

--------------------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                   Thomas W. Smith

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                               (a) [ ]
                                               (b) [x]


--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZEN OR PLACE OF ORGANIZATION

                   United States

--------------------------------------------------------------------------------
                            5    SOLE VOTING POWER

                                      279,800

        NUMBER OF
                            ----------------------------------------------------
          SHARES            6    SHARED VOTING POWER

       BENEFICIALLY                   515,500

                            ----------------------------------------------------
      OWNED BY EACH         7    SOLE DISPOSITIVE POWER

        REPORTING                     279,800
                            ----------------------------------------------------
          PERSON            8    SHARED DISPOSITIVE POWER

           WITH                       515,500
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            795,300
--------------------------------------------------------------------------------
10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

            Not Applicable
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            4.4%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON

            IN
--------------------------------------------------------------------------------

CUSIP No.  639027 10 1

--------------------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                   Thomas N. Tryforos

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                               (a) [ ]
                                               (b) [x]

--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------

   4      CITIZEN OR PLACE OF ORGANIZATION

                   United States

--------------------------------------------------------------------------------

                            5    SOLE VOTING POWER

                                       12,022

        NUMBER OF
                            ----------------------------------------------------
          SHARES            6    SHARED VOTING POWER

       BENEFICIALLY                   515,500
                            ----------------------------------------------------

      OWNED BY EACH         7    SOLE DISPOSITIVE POWER

        REPORTING                      12,022
                            ----------------------------------------------------
          PERSON            8    SHARED DISPOSITIVE POWER

           WITH                       515,500
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            527,522
--------------------------------------------------------------------------------

10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

            Not Applicable
--------------------------------------------------------------------------------

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            2.9%
--------------------------------------------------------------------------------

12      TYPE OF REPORTING PERSON

            IN
--------------------------------------------------------------------------------

ITEM 1.      (a)   Name of Issuer:

                    Nature's Sunshine Products, Inc.

              (b)   Address of Issuer's Principal Executive Offices:

                    75 East 1700 South
                    Provo, UT 84606

ITEM 2.       (a)   Name of Person Filing:

                    (i)    Thomas W. Smith

                    (ii)   Thomas N. Tryforos

                    The filing of this Statement shall not be deemed to be an admission that the filing persons comprise a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

               (b)  Address of Principal Business Office:

                    The following is the address of the principal business office of each of the filing persons:

                    323 Railroad Avenue
                    Greenwich, CT  06830

               (c)  Citizenship:

                    Each of Messrs. Thomas W. Smith and Thomas N. Tryforos is a United States citizen.

              (d)   Title of Class of Securities:

                    Common Stock, no par value

              (e)   CUSIP Number:

                    639027 10 1

ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

              Not applicable.


              If this Statement is filed pursuant to Rule 13d-1(c), check this box [x]

ITEM 4.       Ownership

              (a) Thomas W. Smith -- 795,300 shares; Thomas N. Tryforos -- 527,522 shares.

              (b)   Thomas W. Smith -- 4.4%;  Thomas N. Tryforos -- 2.9%.

              (c) Each of Thomas W. Smith and Thomas N. Tryforos has shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of 515,500 shares, Thomas W. Smith has sole power to vote and dispose of 279,800 shares and Thomas N. Tryforos has sole power to vote and dispose of 12,022 shares.

ITEM 5.       Ownership of Five Percent or Less of a Class

              If this statement is being filed to report the fact as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following (x).

ITEM 6.       Ownership of More than Five Percent on Behalf of Another Person


              Not Applicable.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

              Not applicable.

ITEM 8.       Identification and Classification of Members of the Group

              Not applicable.

ITEM 9.       Notice of Dissolution of Group

              Not applicable.

ITEM 10.      Certification

              By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                             JOINT FILING AGREEMENT


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February 12, 1999

                                                     /s/ Thomas W. Smith
                                                  -------------------------
                                                         Thomas W. Smith


                                                     /s/ Thomas N. Tryforos
                                                  -------------------------
                                                         Thomas N. Tryforos

         The undersigned agree that the foregoing Statement on Schedule 13G, dated February 12, 1999, is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k)

Dated:    February 12, 1999

                                                     /s/ Thomas W. Smith
                                                  -------------------------
                                                         Thomas W. Smith


                                                     /s/ Thomas N. Tryforos
                                                  -------------------------
                                                         Thomas N. Tryforos